Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

by and between

HYLAND SOFTWARE INC.,

STREAMLINE HEALTH SOLUTIONS, INC.

and

STREAMLINE HEALTH, INC.

December 17, 2019

Asset Purchase Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), is entered into this 17th day of December, 2019, by and between Streamline Health Solutions, Inc., a Delaware corporation (“Parent”), and Streamline Health, Inc., an Ohio corporation (together with Parent, collectively, “Seller”), whose principal address is 1175 Peachtree St. NE, 10th Floor, Atlanta, GA 30361, and Hyland Software, Inc., an Ohio corporation (“Purchaser”), whose principal address is 28500 Clemens Road, Westlake, Ohio 44145.

RECITALS

A.       Seller is engaged in the business of, among other things, the marketing, resale, sale, servicing, support and development of enterprise content management software, including the software Products listed on Schedule 6.16 (such business being the “Business”); and

B.       Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of Seller’s right, title and interest in and to the Purchased Assets (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual promises and representations and subject to the terms and conditions herein contained, and other good and valuable consideration, had and received, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1: DEFINED TERMS

Capitalized terms used in this Agreement shall have the definitions as set forth in Schedule A attached to this Agreement.

Article 2: PURCHASE AND SALE OF ASSETS

2.1           Assets to be Transferred. Concurrently with the Closing and subject to Section 2.2, Purchaser will purchase or acquire from Seller, and Seller will sell, transfer, assign, convey and deliver to Purchaser, all right, title and interest of Seller, directly or indirectly, in and to the following rights and assets of Seller to the extent that such rights and assets exist as of the Closing Date (collectively, the “Purchased Assets”), free and clear of all Liens other than Permitted Liens:

(a)           all accounts receivable related to the Business (“Accounts Receivable”), and, subject to Section 4.2 below, any amounts received by Seller with respect to the foregoing after the Closing Date;

(b)           subject to Section 8.1, all rights and benefits of Seller under Contracts relating, exclusively or in part, to the Business (the “Assigned Contracts”), including the rights and benefits of Seller under the Assigned Contracts that are listed on Schedule 2.1(b) (which schedule may be amended between the date of this Agreement and the Closing Date by mutual agreement of the parties), and all data and information related thereto;

(c)           all rights relating to work products or deliverables resulting from Work-In-Process under any Contract relating to the Business, including the Assigned Contracts listed on Schedule 2.1(b);

(d)           all equipment (including office equipment), computer hardware, supplies and other tangible property relating to the Business, including that listed on Schedule 2.1(d), and all warranties of any Person covering all or any part of such items to the extent such warranties are transferable;

(e)            all Intellectual Property, Software and Products relating to the Business, including those listed on Schedules 6.12(a), (d) and (e) and Schedule 6.16 of the Disclosure Schedules, together with, in the case of the Owned Intellectual Property, all income, royalties, damages and payments due or payable as of the Closing or thereafter (including damages and payments for past, present or future infringements, misappropriations or other violations thereof) and the rights to sue and collect damages for past, present or future infringements, misappropriations or other violations thereof, and any corresponding, equivalent or counterpart rights, title or interest that now exist or may be secured hereafter anywhere in the world, and all copies and tangible embodiments of the foregoing (collectively, the “Purchased Intellectual Property”); and

(f)             the goodwill of the Business as a going concern.

2.2          Retained Assets. Notwithstanding anything in this Agreement to the contrary, Purchaser hereby purchases only the Purchased Assets described above and does not purchase any other assets of Seller, including any cash, cash equivalents, bank and other similar accounts, or rights under any Shared Contracts relating to any business other than the Business (the “Retained Assets”).

Article 3: LIABILITIES

3.1           Assumed Liabilities. Concurrently with the Closing, Purchaser shall assume and become responsible for, and shall thereafter pay, perform and discharge as and when due, (a) the liabilities and obligations of Seller arising under the Assigned Contracts listed on Schedule 2.1(b) that are to be performed on or after the Effective Time, but, in the case of the Shared Contracts, only to the extent such liabilities or obligations relate to the Business, and (b) those credits granted to the customers of the Business in the respective amounts set forth on Schedule 3.1 that remain unapplied as of the Effective Time (collectively, the “Assumed Liabilities”); provided, however, that Purchaser will not assume or be responsible for, and the Assumed Liabilities shall not include, the Retained Liabilities.

3.2           Retained Liabilities. Purchaser does not assume, and shall not be responsible for, any liability or obligation of Seller of any kind or nature whatsoever unless such liability or obligation is specifically identified as an Assumed Liability in Section 3.1. Without in any way limiting the generality of the foregoing, the following liabilities or obligations of Seller assumed by Purchaser hereunder do not include the following, all of which will be paid, performed and discharged by Seller (the liabilities and obligations so retained by Seller and not assumed by Purchaser are hereinafter referred to as the “Retained Liabilities”):

(a)           All liabilities or obligations arising out of or relating to Seller’s ownership or operation of the Business and the Purchased Assets prior to the Closing Date;

(b)           all trade and other accounts payable of Seller;

(c)           all Indebtedness;

(d)           all liabilities and obligations of Seller for Taxes, including for any taxable period ending on or prior to the Closing Date, Payroll Amounts and Selling Expenses;

(e)            all liabilities and obligations with respect to current and former employees of Seller based upon or arising out of the employment relationship (or termination thereof) with Seller, whether or not such employee becomes an employee of Purchaser following the Closing Date, including all liabilities and obligations relating to (i) immigration matters which are based upon or arise out of acts or omissions occurring prior to the Closing Date, (ii) stock options and other equity-based compensation, severance payable or granted to, or earned or accrued, or that should have been accrued, in respect of service performed by, employees or former employees of Seller prior to the Closing Date, (iii) any Employee Plan, (iv) claims for wages or other benefits, bonuses, accrued paid time off, workers’ compensation, retention, termination or other payments, in each case, arising in connection with such Persons’ service with Seller, and (v) any sale, “stay-around,” retention, change of control, severance or similar bonuses or amounts that will or may become payable in connection with or as a result of the consummation of the transactions contemplated hereby;

(f)             all liabilities and obligations relating to any bulk sales Laws applicable to the transactions contemplated by this Agreement;

(g)            all liabilities or obligations relating to any warranty or services provided by Seller prior to the Closing Date;

(h)            all liabilities or obligations relating to, based upon or arising out of the conduct of business by Seller prior to the Closing Date, including all liabilities and obligations (i) relating to any Proceeding arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets, (ii) relating to the Purchased Intellectual Property, including allegations that Seller violated or infringed the rights of other Persons, (iii) arising under any Contract not listed on Schedule 2.1(b) or under any Shared Contract as it relates to any business other than the Business;

(i)              all liabilities and obligations related to the Retained Assets;

(j)              all liabilities or obligations that arise from any breach or default by Seller under any Contract, including any Assigned Contract; and

(k)             all other liabilities and obligations of Seller that are not Assumed Liabilities.

Article 4: PURCHASE PRICE

4.1           Purchase Price. The aggregate consideration for the Purchased Assets is (a) $16,000,000 (the “Purchase Price”) and (b) the assumption of the Assumed Liabilities. Subject to Section 4.2 below, at Closing, Purchaser shall pay, or cause to be paid, to Seller, by bank wire transfer of immediately available funds to an account designated in writing by Seller an amount (the “Closing Payment”) in cash equal to the Purchase Price, minus: (a) the Indemnity Escrow Amount, which amount shall be deposited with J.P. Morgan as the escrow agent (the “Escrow Agent”) pursuant to the terms of the Escrow Agreement; (b) the aggregate amount of credits granted to the customers of the Business set forth on Schedule 3.1 that remain unapplied as of the Effective Time; (c) the Pro-Rata Contract Amount; and (d) Purchaser’s Share of the Collected Invoice Amounts. As used herein, “Pro-Rata Contract Amount” means an amount equal to (i) $3,121,371.25 if the Closing occurs on or before February 14, 2020, or (ii) $2,634,171.24 if the Closing occurs on or after February 15, 2020. The Pro-Rata Contract Amount constitutes a mutually agreed upon pro-rata amount due to Purchaser relating to payments previously received by Seller prior to the date of this Agreement under Contracts relating to the Business as advance payments for maintenance and support services (“Prepayments”), based upon the period remaining after the Effective Time under such Contracts during which Purchaser will be required to perform the maintenance and support services for which such Prepayments were made (including but not limited to prorated amounts for annual maintenance and support services with respect to that portion of each contract year after the Closing Date).

4.2           Adjustment Payments.

(a)           Prior to or promptly following the date of this Agreement, Seller has invoiced or will invoice, as the case may be, certain customers under Contracts relating to the Business for maintenance and support services to be provided on an annual basis after the date of such invoice (the “Outstanding Invoices”). Schedule 4.2 lists such customers and the corresponding Outstanding Invoice amounts and renewal periods to which such Outstanding Invoices relate.

(i)          The parties acknowledge and agree that if an Outstanding Invoice is paid after the date of this Agreement and prior to the Closing Date (the “Collected Invoice Amount”), Purchaser is entitled to receive 11/12ths of the Collected Invoice Amount, if the Closing Date occurs on or before February 14, 2020, and 10/12ths of the Collected Invoice Amount, if the Closing Date occurs on or after February 15, 2020 (“Purchaser’s Share of Collected Invoice Amounts”). At least three business days prior to the Closing Date, Seller shall deliver a certificate, signed by the chief financial officer of Seller, setting forth, with supporting detail, the Collected Invoice Amounts (the “Collected Invoice Amount Certificate”).

(ii)          The parties further acknowledge and agree that if an Outstanding Invoice is paid after the Closing Date, such payment may be made by the customer to Purchaser or Seller, depending upon the timing of the payment and the notice of the Closing to such customer. Accordingly, Purchaser and Seller agree that for any Outstanding Invoice payments received after the Closing Date, they will remit to each other such amounts as are necessary to result in Purchaser receiving 11/12ths of the Outstanding Invoice payments if the Closing Date occurs on or before February 14, 2020, and 10/12ths of the Outstanding Invoice payments if the Closing Date occurs on or after February 15, 2020.

(b)           Notwithstanding the foregoing, if, after the date of this Agreement and prior to the Closing, Seller issues additional invoices for maintenance and support services related to the Business that are to be provided after the Closing, Purchaser shall be entitled to receive 100% of the payments made with respect to such invoices.

Article 5: CLOSING

5.1          Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of BakerHostetler, 127 Public Square, Suite 2000, Cleveland, Ohio 44114 (or remotely by means of electronic delivery and exchange of documents, instruments and signatures), at the Effective Time, on the second business day after all of the conditions to Closing set forth in Article 10 are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Purchaser may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.” The Closing shall be effective as of 12:01 am EDT on the Closing Date (the “Effective Time”). Title to, ownership of, control over and risk of loss of the Purchased Assets and the Assumed Liabilities will pass to Purchaser effective as of Effective Time unless expressly provided otherwise.

5.2          Closing Deliverables.

(a)           At the Closing, Seller shall deliver to Purchaser the following:

(i)         a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Purchaser;

(ii)         an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Purchaser of the Purchased Assets and the Assumed Liabilities;

(iii)       an assignment in the form of Exhibit C hereto (the “IP Assignment”), duly executed by Seller, effecting the assignment to Purchaser of the Trademarks listed on Schedule 6.12(a)(ii);

(iv)       an escrow agreement in the form of Exhibit D hereto (the “Escrow Agreement”), duly executed by Seller;

(v)        the Seller Closing Certificate;

(vi)       the FIRPTA Certificate;

(vii)      the certificates of the Secretary or Assistant Secretary of Seller required by Section 10.2(e) and Section 10.2(f); and

(viii)     such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement.

(b)          At the Closing, Purchaser shall deliver to Seller the following:

(i)          the Closing Payment;

(ii)         the Assignment and Assumption Agreement duly executed by Purchaser;

(iii)        the IP Assignment;

(iv)        the Escrow Agreement duly executed by Purchaser;

(v)         the Purchaser Closing Certificate; and

(vi)        the certificate of the Secretary or Assistant Secretary of Purchaser required by Section 10.3(e).

Article 6: REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedules (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates; provided that the inclusion of any fact or item disclosed in any Section or subsection of the Disclosure Schedule shall be deemed disclosed and incorporated into each other Section or subsection of the Disclosure Schedule where it is reasonably apparent that such disclosure is relevant or applicable to such other Section or subsection) delivered by Seller to Purchaser simultaneously with the execution of this Agreement (the “Disclosure Schedule”), Seller represents and warrants to Purchaser as follows:

6.1          Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in the jurisdictions in which Seller is required to be so qualified in order to conduct the Business except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect.

6.2          Authority, Validity and Enforceability.

(a)           Seller has the corporate power and authority to (a) own, operate and lease the Purchased Assets as and where currently owned, operated and leased and (b) carry on the Business as currently conducted. Subject to obtaining the Shareholder Approval, Seller has the requisite corporate power and authority to execute, deliver and perform fully its respective obligations under this Agreement and the other Transaction Documents. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, represents the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller, assuming due authorization, execution and delivery by Purchaser, such Transaction Document shall represent the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. Other than the obtainment of Shareholder Approval, no further action on the part of Seller is or will be required in connection with the transactions contemplated by this Agreement or by the other Transaction Documents. The Board of Directors of Seller, by resolutions duly adopted by unanimous vote at a meeting of all directors of Seller duly called and held, and not subsequently rescinded or modified in any way, has (i) declared this Agreement and the transactions contemplated hereby advisable, fair to and in the best interests of Seller and its stockholder(s), (ii) approved this Agreement and the transactions contemplated hereby in accordance with applicable Laws, and (iii) in the case of Parent, directed the approval of this Agreement and the transactions contemplated hereby be submitted to its stockholders for consideration and recommending that its stockholders vote to approve this Agreement and the transactions contemplated hereby in accordance with applicable Law and Parent’s Certificate of Incorporation and Bylaws.

(b)           No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to Seller is applicable to this Agreement or the transactions contemplated by this Agreement.

6.3         No Conflict. Assuming the obtainment of Shareholder Approval, neither the execution of this Agreement or the other Transaction Documents, nor the performance by Seller of its respective obligations hereunder or thereunder will (a) violate or conflict with Seller’s Certificate of Incorporation (or equivalent governing document), as currently in effect, or Bylaws (or equivalent governing document) or any Law or Order applicable to Seller, the Business or the Purchased Assets, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default in any material respect under the terms of any note, deed, lease, instrument, security agreement, mortgage, commitment or other Contract to which Seller is a party or by which any of the Purchased Assets are bound or (c) result in the creation or imposition of any Lien (other than a Permitted Lien) with respect to any of the Purchased Assets.

6.4         Consents. Except for Shareholder Approval and as otherwise set forth on Schedule 6.4 of the Disclosure Schedules, no consent, waiver, approval, authorization, Order or permit of, or declaration or filing with, or notice to, any Person or Governmental Authority (“Consent”) is required in connection with the execution and delivery by Seller of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

6.5         Title to Purchased Assets. Schedule 6.5 of the Disclosure Schedules sets forth a list of all of those Purchased Assets, if any, which are held by Seller pursuant to a lease, license or similar grant of rights. Seller owns and has good and valid title to, valid and enforceable leasehold interests in, or a valid and enforceable license to, all of the Purchased Assets, in each case free and clear of all Liens other than Permitted Liens. Seller is the only Person through which the Business is conducted, and no Person other than Seller (including any Affiliate of Seller) owns, leases, or uses the Purchased Assets. At Closing, Purchaser will have good and valid title to, valid and enforceable leasehold interests in, or a valid and enforceable license to, all of the Purchased Assets.

6.6         Necessary Property. Seller does not hold or use any assets in the conduct of the Business other than the Purchased Assets and the assets comprising the internal information systems and corporate overhead functions that are used to support the Business and Seller’s other businesses. Other than such internal information systems and corporate overhead functions, the Purchased Assets are sufficient for, and include all tangible and intangible property and assets necessary for, Purchaser to continue in all material respects the conduct of the Business as of the Effective Time in substantially the same manner as conducted by Seller immediately prior to the Effective Time.

6.7          Litigation. There are no demands, charges, complaints, actions, suits, proceedings, arbitrations, hearings, audits, investigations or claims of any kind, whether civil, criminal, administrative, investigative, informal or other, at law or in equity (each, a “Proceeding”), pending, concluded during the past three years or, to the Knowledge of Seller, threatened against, related to or affecting the Business, its operations or the Purchased Assets, including claims alleging injury to any Person or property, loss or corruption of data or impairment of system or application functionality.

6.8          Compliance with Laws. Seller is and has been in compliance in all material respects with all Laws and Orders applicable to the conduct of the Business, including all Laws respecting Taxes and Intellectual Property. Seller has not received any written notice from any Governmental Authority or any other Person regarding: (a) any actual, alleged, possible or potential violation of, or failure to comply with, or liability under any applicable Law; or (b) any actual, alleged, possible or potential obligation or liability of Seller; in each case, which could relate to or affect the Business.

6.9         Conduct of Business. Since January 31, 2019, the Business has been conducted in the Ordinary Course of Business and there has not occurred any facts, events, developments or circumstances, individually or in the aggregate, that constitute, or are reasonably likely to result in, a material adverse change in the operation of the Business or the performance or financial condition of the Business. Without limiting the generality of the foregoing, since January 31, 2019, except as set forth on Schedule 6.9 of the Disclosure Schedules, Seller has not, with respect to the Business:

(a)          made any material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the financial statements included in the Financial Information;

(b)         made any material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer payments;

(c)          other than in the Ordinary Course of Business, entered into any amendment, modification or termination (partial or complete) of, or granted any waiver under, or given any Consent with respect to, any Assigned Contract;

(d)           instituted or settled any Proceeding relating to the Business that involved more than $50,000.00;

(e)           engaged in any activity that reasonably could be expected to result in a reduction, temporary or otherwise, in the demand for, or an increase in the returns of, the Products following the Closing, including sales of Products on terms or at prices of quantities outside the Ordinary Course of Business;

(f)            sold or otherwise disposed of any material asset of the Business, including any transfer, assignment or granting of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(g)           other than in the Ordinary Course of Business, with respect to any Business Employee: (i) increased his or her compensation or benefits, (ii) granted any new severance or termination rights, or (iii) established, adopted, entered into, amended or terminated any Employee Plan; or

(h)           committed to do any of the foregoing.

6.10        Labor Matters.

(a)          Schedule 6.10(a) of the Disclosure Schedules sets forth a list of all employees of Seller who are engaged substantially in the Business (“Business Employees”), whether actively at work or not, the rate of all regular and special compensation payable to each such person in any and all capacities, as well as their position, status as full-time or part-time, length of service, employment term (at-will or contractual) and information as to whether such employee is employed through another agency or is laid off or on a leave of absence (together with reasons for such absence).

(b)          Except as set forth on Schedule 6.10(b) of the Disclosure Schedules, no written Contracts of employment or engagement exist between Seller and any Business Employee, and all Contracts of employment or engagement with any Business Employee are lawfully terminable by Seller at-will, with or without cause. All compensation, including wages, commissions and bonuses, due and payable to Business Employees, for services performed prior to the Closing Date, have been paid in full. To the Knowledge of Seller, no Business Employee, is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar Contracts relating to, or in conflict with, Seller’s present business activities (other than any such Contracts which may have been executed by such persons in favor of Seller).

(c)          Solely with respect to the Business, Seller is, and since February 1, 2018 has been, in compliance in all material respects with all Laws and Orders regarding labor and employment, including those related to employment practices, terms and conditions of employment, wages and hours (including calculation and payment of overtime and other compensation), classification of individuals as “exempt” or “non-exempt”, classification as an employee or independent contractor (and Seller has not received any written notice from any Governmental Authority disputing such classification), leaves of absence, collective bargaining, equal opportunity, immigration, the collection and withholding of employment-related Taxes, occupational health and safety, workers’ compensation, and Employee Plans.

(d)          Solely with respect to the Business Employees, Seller is in compliance with the Worker Adjustment and Retraining Notification Act of 1988 (29 USC § 2101), as amended, and any other applicable Laws regarding redundancies, reductions in force, mass layoffs, and plant closings (collectively, the “WARN Act”) and, as of the Closing Date, has no liabilities pursuant thereto.

6.11        Contracts.

(a)           Schedule 6.11(a) of the Disclosure Schedules sets forth all of the following Contracts relating to the Business or Purchased Assets and to which Seller is a party:

(i)           with any End User, including any statements of work or purchase orders issued under any such Contract;

(ii)          with any Reseller;

(iii)        containing covenants limiting the freedom of Seller to compete in any line of business or with any Person or in any geographic area or market or not to solicit or hire any Person;

(iv)         restricting the use of or relating to the sale assignment or transfer of the Purchased Intellectual Property;

(v)          pertaining to the lease of any Purchased Asset;

(vi)        containing a “most favored nation” pricing agreement, “requirements” or minimum purchase obligations or commitments, special warranties, exclusivity terms, agreements to take back or exchange goods, consignment arrangements or similar understandings with a customer or supplier;

(vii)        involving Work-In-Process;

(viii)      with respect to the marketing, distribution, licensing, or promotion of Purchased Intellectual Property or Products by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization;

(ix)         with any current customer of the Business, including licensing, maintenance or services agreements;

(x)          pursuant to which a third party (A) grants to Seller a license (i) to distribute, resell or offers for use to others any Third Party Software Components, (ii) to use Intellectual Property that is embedded in any Products or (iii) to use Intellectual property in the conduct of the Business, in each case other than licenses arising from the purchase of “off-the-shelf” products, or (B) restricts Seller’s right to distribute, resell or offer for use to others any Third Party Software Component or to use Intellectual Property that is embedded in any Products; or

(xi)         which constitute a Shared Contract.

(b)           Seller has provided to Purchaser true, correct and complete copies of each Contract (i) listed or required to be listed on Schedule 6.11(a) of the Disclosure Schedules, and (ii) listed on Schedule 2.1(b), in each case as amended through the Closing Date. Each Assigned Contract is a valid, binding and enforceable obligation of Seller and, to the Knowledge of Seller, the other parties thereto. Except for the Shared Contracts, each Assigned Contract relates exclusively to the Business. Seller is not, and to the Knowledge of Seller, no other party thereto is, in default under or in violation of any such Contract in any material respect, and Seller has not released any of its rights under any such Contract. Subject to receipt of any Required Consents, upon the consummation of the transactions contemplated by this Agreement, to the Knowledge of Seller, each such Contract shall continue in full force and effect without penalty or other adverse consequence.

6.12        Intellectual Property.

(a)          Schedule 6.12(a) of the Disclosure Schedules sets forth, a complete and correct list of all of the Owned Intellectual Property, including the following (with application number, application date, registration/issue number, registration/issue date, title or mark, country or other jurisdiction and owner(s), as applicable): (i) issued patents and pending applications among the Patents; (ii) registrations and pending applications among the Trademarks; (iii) registrations and pending applications among the Copyrights; (iv) Domain Names, trade names, slogans, logos, corporate names, material unregistered trademarks and material unregistered service marks, and (v) any other material and registrable Intellectual Property, other than Copyrights, that are owned by Seller and are registrable, but are not registered. Seller owns and possesses all right, title and interest in and to the Owned Intellectual Property and all actions required to record each owner throughout the entire chain of title of all the Owned Intellectual Property listed on Schedule 6.12(a) of the Disclosure Schedules with each applicable Governmental Authority up through Closing, have been taken, including payment of all costs, fees, taxes and expenses associated with such recording activities. No loss or expiration of any Owned Intellectual Property is threatened or pending other than the expiration of Owned Intellectual Property in accordance with applicable Law at the end of their applicable term and not due to any act or omission of Seller.

(b)          The possession or use of the Purchased Intellectual Property has not, does not and will not infringe, misappropriate, violate or otherwise conflict with any Intellectual Property right of any other Person including any Affiliate of Seller. To the Knowledge of Seller, none of the Purchased Intellectual Property has been or is being infringed or misappropriated by any other Person. Sellers’ Contracts with customers, outside consultants or any end user or reseller of the Products, do not confer upon any party other than Seller any ownership right with respect to any Purchased Intellectual Property developed in connection with such agreement or license.

(c)           There is no Order or Proceeding (including an interference, opposition, re-examination, concurrent use, or cancellation hearing or investigation) by any Person or Governmental Authority pending, or brought or concluded within the last three (3) years or, to the Knowledge of Seller, threatened, that (i) challenges the rights of Seller in respect of, or the scope of, any of the Purchased Intellectual Property or is otherwise adverse to the use, registration, right to use, validity, enforceability or sole and exclusive ownership of any of the Purchased Intellectual Property or (ii) asserts that the operation of the Business as conducted by Seller or the Purchased Intellectual Property is, was or will be infringing or otherwise in violation of any Intellectual Property of any other Person (including any demand or request that Seller license any rights from another Person, or cease and desist any allegedly wrongful activity). Seller has not received any freedom of use advice, validity or infringement analysis, or other legal opinion of counsel regarding the Purchased Intellectual Property.

(d)          Schedule 6.12(d) of the Disclosure Schedules identifies the Intellectual Property (including software and Third Party Software Components) used by the Business that is not Owned Intellectual Property (the “Non-Owned Intellectual Property”), and the corresponding license or other agreement pursuant to which Seller derived the right to use such Non-Owned Intellectual Property. The Purchased Intellectual Property is not subject to any restrictions or limitations regarding use or disclosure other than pursuant to the license agreements listed on Schedule 6.12(d) of the Disclosure Schedules, and all payments relating to the Non-Owned Intellectual Property which were due on or before the Closing Date have been paid. All licenses listed on Schedule 6.12(d) of the Disclosures Schedules are in full force and effect and are enforceable by Seller in accordance with their respective terms, Seller has performed all obligations required to be performed by it pursuant to such licenses and agreements and there is no existing or threatened, default under or violation of any of such licenses or agreements by any other party thereto.

(e)           Schedule 6.12(e) of the Disclosure Schedules (i) lists all Software, distributed under an open source license, that has been used to create any of the Products, or upon which the Products depend or rely for its functionality, and (ii) indicates the license type for such Software. Except as set forth in Schedule 6.12(e) of the Disclosure Schedules, Seller is not a party to any agreement requiring the deposit of any Source Code to any Software used in the Business with an escrow agent or escrow service. No person has asserted any right against Seller to access the Source Code for any of the Products, including rights of access pursuant to any such escrow agreement. To the Knowledge of Seller, no rights, access or licenses in or to the Source Code used to create any of the Products or Software have been granted at any time to any Person. To the Knowledge of Seller, there are not now, and there have not been during the last three (3) years, any viruses, worms, Trojan horses or similar programs in any of the Products. The Products are routinely scanned by anti-virus software prior to delivery to end users or resellers. Seller is in possession of the Source Code and Object Code for all of its Products, including installation and user documentation, engineering specifications, flow charts, and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such Products.

(f)            No current or former employee, consultant or contractor has (or to the Knowledge of Seller asserted) any valid claim of ownership, in whole or part, to any Purchased Intellectual Property, or any valid right to use any such Intellectual Property or derivative works thereof, including any claims of moral rights in copyright works included in such Intellectual Property, all of which have been waived by such Persons. For purposes of this Section 6.12(f), the term “derivative work” has the same meaning as provided in 17 U.S.C. § 101.

(g)         To the Knowledge of Seller, all of the Purchased Intellectual Property is valid, subsisting and enforceable. Seller has taken commercially reasonable steps to maintain and protect the Purchased Intellectual Property. Seller has taken commercially reasonable measures to protect the confidentiality and value of the trade secrets owned or used by, or licensed or entrusted to, Seller with respect to the Business.

(h)          Seller has collected, handled, transferred, used, imported, exported and protected all personally-identifiable information, and other information relating to individuals protected by Law, including consumers of Products or users of any web sites operated by Seller, in accordance with the privacy policies of Seller, and in accordance with all applicable Law, including Laws concerning privacy, data protection, and notification of data security breaches, including by entering into Contracts, where applicable, governing the flow of such information across national borders, except for any such noncompliance that individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. To the Knowledge of Seller, no Person has brought any claim in connection with the conduct of the Business based on an allegation that, if true, would breach the foregoing representation. The transactions contemplated hereby will not violate in any material respect any privacy policy, terms of use or applicable Law relating to the use, handling, transfer, import, export, or protection of such data or information. To the Knowledge of Seller, Seller is not a party to any Contract relating to the use, handling, transfer, import, export, or protection of any such data or information across national borders.

(i)            No government funding has been utilized by Seller in the development of any Products or Purchased Intellectual Property.

(j)            Seller has taken commercially reasonable measures to protect the confidentiality and value of the Trade Secrets owned or used by, or licensed or entrusted to, Seller with respect to the Purchased Intellectual Property or the Business. Seller requires all of its employees, consultants and contractors to enter into agreements pursuant to which such individuals agree to assign to Seller all Intellectual Property developed by such individual in the course of his or her relationship with Seller, without further consideration or any restrictions or obligations on the use or ownership of such Intellectual Property whatsoever, and, to the Knowledge of Seller, all such agreements are valid and enforceable in accordance with their terms in all material respects. To the Knowledge of Seller, no current or former employee, consultant or contractor of Seller is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement or any restrictive covenant or Contract relating to the employment of such person by Seller or to the use of Trade Secrets or the non-disclosure of proprietary information. To the Knowledge of Seller, no employee, consultant or contractor has improperly copied, downloaded or otherwise gained improper access to any assets of any of Seller or to any Purchased Intellectual Property, including Source Code.

6.13        Financial Information; Accounts Receivable.

(a)           The Financial Information is attached hereto as Schedule 6.13(a) of the Disclosure Schedules. The Financial Information is true and correct in all material respects, was prepared in accordance with the books, records, and accounting principles and practices of Seller, and fairly presents in all material respects the information purported to be contained therein. With respect to the Business, Seller maintains a system of internal accounting controls designed to provide reasonable assurances regarding the reliability of financial reporting, including that (i) transactions relating to the Business are executed in accordance with management’s general or specific authorizations, and (ii) such transactions have been recorded as necessary to permit materially correct preparation of the Financial Information, and to maintain reasonably accurate accountability for the assets used or held for use in the conduct of the Business.

(b)          The Accounts Receivable represent sales actually made in the Ordinary Course of Business or valid claims as to which full performance has been rendered by Seller or Seller is obligated to render pursuant to an Assigned Contract. The Accounts Receivable set forth on Schedule 6.13(b)(i) of the Disclosure Schedules, to the extent they are still outstanding as of the Closing Date, shall be collectible in full, without the need for any formal collection proceeding or other extraordinary action, within 120 days after the Closing Date. To the Knowledge of Seller, no counter claims, defenses or offsetting claims with respect to any Accounts Receivable are pending or threatened or have been asserted or threatened in connection with any Accounts Receivable. Except as set forth in Schedule 6.13(b)(ii) of the Disclosure Schedules, Seller has not agreed to any deduction, free goods, discount or other deferred price or quantity adjustment with respect to any of Accounts Receivable.

6.14        Customers and Resellers. Schedule 6.14(a) of the Disclosure Schedules sets forth a complete and accurate list of current end user customers of the Business (“End Users”) and all resellers and original equipment manufacturers of Products (“Resellers”) as of the date of this Agreement. Except as stated on Schedule 6.14(b) of the Disclosure Schedules, since January 31, 2019, (a) none of such End Users or Resellers has materially reduced its business with the Business from the levels achieved for the most recent fiscal year and, to the Knowledge of Seller, no such reduction is expected to occur, (b) no End User or Reseller has terminated its relationship with Seller or threatened to do so in writing, (c) Seller has not, in the past two years, received written notice from any End User alleging breach by Seller of its technical support services obligations to such End User, and (d) Seller is not currently involved in any material claim, dispute or controversy with any End User or Reseller. Schedule 6.14(c) sets forth for each customer of the Business, an accurate summary of each customer’s current maintenance, hosting and subscription billing, including the dates through which these items have been paid and the terms, if any, limiting increases to maintenance billings.  As of the date of this Agreement, each customer listed on such schedule with a “currently paid through date” of December 31, 2019 has already been invoiced, and no customer with a currently paid through date after December 31, 2019 has been invoiced for annual maintenance. Except for the credits set forth on Schedule 3.1, Seller has not granted or issued any credits or similar commitments to any customers of the Business.

6.15        Certain Payments. To the Knowledge of Seller, no Business Employee has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services to obtain favorable treatment in securing business for Seller in violation of any Law.

6.16        Products. Schedule 6.16 of the Disclosure Schedules sets forth a true, correct and complete list of all Products currently sold, licensed or offered for use by others, whether directly or indirectly, or supported or maintained by the Business, including with respect to each such Product, any Third Party Software Components. Seller has not sold or committed or promised to sell, license, deliver or otherwise make available functionality of any software or other products, enhancements, or software-as-a-service offerings for which the development of such functionality had not been completed at the time of such sale, commitment or promise. No Products are subject to any guarantee, warranty, performance level, service level commitment or obligation to defend or indemnify beyond the applicable terms and conditions of the applicable Contract with the customer. To Seller’s Knowledge, there are not now, and there have not been since December 31, 2016, any viruses, worms, Trojan horses or similar programs in any Products. Each Product sold or licensed by Seller is in conformity in all material respects with all applicable contractual commitments and all express and implied warranties and performance criteria (including service level commitments). There have been no Product recalls by Seller. None of the Contracts of Seller relating to the Business includes a commitment to perform “extraordinary services” related to the development, configuration or functionality of the Products. As used in the previous sentence, “extraordinary services” means services which, if required to be performed by Seller prior to the Closing, would require services out of the Ordinary Course of Business of the Business. Seller has not been notified in writing during the past two years of any claims for any returns, defects or bugs, warranty obligations, claims for service level credits or maintenance services relating to any of the Products, other than claims in the Ordinary Course of Business which were resolved in the Ordinary Course of Business. Schedule 8.17 (a) lists each customer of the Business that is receiving hosting services from Seller and is currently using an operating system that is unsupported or is the subject of an “end of support” notice from the manufacturer, and (b) identifies for each such customer the operating system that is unsupported or is the subject of an “end of support” notice from the manufacturer.

6.17        Privacy and Data Security.

(a)          Seller has complied in all material respects with all contractual requirements, including “business associate” requirements or “subcontractor business associate” requirements relating to the privacy, publicity, data protection and processing of Personal Information (the foregoing privacy and security requirements collectively referred to as the “Privacy Commitments”). To the Knowledge of Seller, the Products are capable of being used in a manner that is compliant in all material respects with the Privacy Commitments. Seller has not experienced or reported any incident in which any Personal Information was subject to an unauthorized access, use, modification, disclosure or other misuse which would constitute a “Breach” of “Unsecured Protected Health Information,” as such terms are defined at 45 C.F.R. § 164.402, or any use, disclosure, access or acquisition of “Protected Health Information” as such term is defined at 45 C.F.R. § 160.103, or requirement to notify any Governmental Entity.

(b)          With respect to the information technology and computer systems (including information technology and telecommunication hardware, communications networks and data centers) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information (including Personal Information) whether or not in electronic format, used by the Business (the “IT Systems”), to the Knowledge of Seller: (i) there have been no successful unauthorized intrusions or breaches of the security thereof, (ii) there has not been any material malfunction thereof that has not been remedied or replaced in all material respects, or any material unplanned downtime or service interruption thereof, (iii) the Business has implemented commercially reasonable measures in accordance with industry practice to protect the confidentiality, integrity and security of its servers, systems, sites, circuits, networks and other computer and telecommunications assets and equipment (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, in conformance with applicable industry practices, including security patches or security upgrades that are generally available therefor, and (iv) no third party providing technology services to the Business has failed to meet any material service obligations. The Business has implemented reasonable backup and recovery technology processes consistent with industry standard practices. Seller has established and is in material compliance with an information security program that: (w) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of Business data and Personal Information; (x) is designed to protect against unauthorized access to the IT Systems and Personal Information of the Business; (y) satisfies the Privacy Laws and Privacy Commitments; and (z) includes breach notification policies and procedures to provide notice to Persons regarding information security incidents involving acquisition, access, loss, theft, use or disclosure of Personal Information in an unauthorized manner.

6.18        Proxy Statement. None of the information included or incorporated by reference in the letter to Parent’s stockholders, notice of meeting, proxy statement, and forms of proxy (collectively, the “Proxy Statement”), to be filed with the SEC in connection with the transactions contemplated by this Agreement will, at the date it is first mailed to Parent’s stockholders or at the time of the Special Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Seller with respect to statements made or incorporated by reference therein based on information supplied by Purchaser expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

6.19        No Other Representations and Warranties. Except for the representations and warranties contained in this Article 6 (as qualified by the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Purchaser and its representatives or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

Article 7: REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser represents and warrants to Seller that the statements contained in this Article 7 are true and correct as of the date hereof.

7.1          Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Ohio.

7.2          Power. Purchaser has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and any other Transaction Document to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser.

7.3          Validity and Enforceability. This Agreement and each of the other Transaction Documents have been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller, represent the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

7.4          No Conflict. Neither the execution of this Agreement or the other Transaction Documents, nor the performance by Purchaser of its obligations hereunder or thereunder will violate or conflict with Purchaser’s Articles of Incorporation or Bylaws, or any Contract, Law or Order applicable to Purchaser.

7.5           Consents. No Consent of, or notice to, any Person or Governmental Authority is required in connection with the execution and delivery by Purchaser of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

7.6           Sufficiency of Funds. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

7.7           Litigation. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any Affiliate or stockholder of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

7.8          Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article 6 of this Agreement (as qualified by the related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article 6 of this Agreement (including the related portions of the Disclosure Schedules).

Article 8: CERTAIN COVENANTS

8.1          Required Consents; Non-assignable Contracts. Concurrently with the Closing, Seller shall deliver, or cause to be delivered to Purchaser, all of the Consents listed on Schedule 8.1 (“Required Consents”). If a Required Consent has not been obtained, and Purchaser proceeds with Closing without such Required Consent, Seller shall use its commercially reasonable efforts after the Closing to obtain any such Required Consents. Notwithstanding anything in this Agreement to the contrary, this Agreement does not constitute an agreement to sell, convey, assign or transfer any Purchased Asset if any attempted sale, conveyance, assignment or transfer of such assets, without the Consent of another Person to such transfer, would constitute a breach by Seller or Purchaser with respect to such Purchased Asset. In the event that any Required Consent is not obtained on or prior to the Closing Date, Seller will use commercially reasonable efforts to (a) provide to Purchaser the benefits of the applicable Purchased Asset, (b) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser and (c) enforce at the request of Purchaser and for the account of Purchaser any rights of Seller arising from such Purchased Asset (including, if applicable, the right to elect to terminate a Contract constituting a Purchased Asset in accordance with the terms thereof upon the request of Purchaser). Nothing in this Section 8.1 will be deemed a waiver by Purchaser of its rights to have received on or before the date of this Agreement an effective assignment of all of the Purchased Assets, nor will this Section 8.1 be deemed to constitute an agreement to exclude from the Purchased Assets any assets described under Section 2.1.

8.2          Further Assurances. At the Closing or thereafter, at the reasonable request of Purchaser, Seller shall execute and deliver or cause to be executed and delivered to Purchaser such bills of sale, assignments or other instruments to Purchaser in addition to those required by this Agreement, as Purchaser may reasonably request, in order to implement the transactions contemplated by this Agreement. Further, from and after the date of this Agreement, Seller agrees to reasonably cooperate and assist Purchaser in obtaining copies of such computerized corporate records as Purchaser may reasonably request (e.g. corporate accounting software). Finally, each party agrees to take all such other actions as may be reasonably required to implement the provisions of this Agreement fully and effectively and assist in an orderly transition of the Purchased Assets and the Business from Seller to Purchaser.

8.3          Access to Books and Records. Subject to any retention requirements relating to the preservation of records, Seller shall maintain all of its books, records, files, data and other written materials and information related to the Purchased Assets or the Business (but which are not included in the Purchased Assets) for such period of time as is necessary to comply with all applicable Laws. In the event and for so long as Seller, on the one hand, or Purchaser, on the other hand, is actively contesting or defending against any Proceeding in connection with (a) any transaction contemplated under this Agreement or the other Transaction Documents or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the date of this Agreement relating thereto, each party will provide such testimony and reasonable access to its books and records as is necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article 9 of this Agreement).

8.4          Transitional Use of Seller Facilities. For a period of thirty (30) days following the Closing, Seller shall permit the Business Employees hired by Purchaser to continue to occupy and use, for general office use consistent with past practices, the portion of Seller’s facilities occupied and used by such employees as of the Closing, including common areas such as conference rooms, restrooms, parking facilities, cafeteria, stairwells, elevators, lobbies, corridors, etc. During such use and occupancy, (a) Purchaser shall cause its employees and their invitees to comply with the reasonable and customary operating and security rules and regulations of Seller, and (b) each party shall use reasonable efforts to not interfere with the use and occupancy of such facilities by the other party.

8.5          Accounts Receivable. On a weekly basis following the Closing, (a) if Seller receives a payment relating to an Account Receivable or any other payment which Purchaser is entitled to receive pursuant to this Agreement, Seller shall forward such payment(s) to Purchaser, and (b) if Purchaser receives a payment relating to any Retained Asset or any other payment which Seller is entitled to receive pursuant to this Agreement, Purchaser shall forward such payment(s) to Seller.

8.6          Restrictive Covenants.

(a)          Seller hereby agrees that during the period beginning on the Closing Date and ending five (5) years after the Closing Date (the “Restrictive Period”), it shall not, directly or indirectly, hire, solicit or induce or attempt to hire, solicit or induce any employees of Seller who accept employment with Purchaser at the Closing to terminate their employment, representation or other association with Purchaser or its Affiliates, except that it shall not be a violation of this Section 8.6(a) to make any general solicitation which is not directed specifically to any such employees. Seller further agrees that during the Restricted Period Seller shall not, and shall not permit any of its Affiliates or principal stockholders to, directly or indirectly, in any capacity: (i) engage in or assist others in engaging in developing, licensing, selling, reselling, maintaining, implementing, or providing training, support or any services related to, products or services that are substantially the same as or otherwise compete with the Business (the “Restricted Business”) anywhere in the world, or (ii) have an interest in any Person that engages in a Restricted Business anywhere in the world. If it is judicially determined that Seller has violated its obligations under this Section 8.6(a), then the Restricted Period automatically will be extended by a period of time equal in length to the period during which such violation or violations occurred.

(b)          Seller acknowledges that from and after the Closing Date, all information of Seller pertaining to the Purchased Assets (including customer lists) which relates to the operation of the Business and not generally known to the public and is held by Seller prior to the Closing Date (the “Confidential Information”) is the property of Purchaser. Therefore, from and after the Closing, Seller shall not, and shall cause its Affiliates, employees, consultants, representatives, and agents not to: (i) disclose any Confidential Information without the prior written consent of Purchaser unless and except to the extent that such disclosure is required by any subpoena or other legal process (in which event Seller will give Purchaser prompt notice of such subpoena or other legal process in order to permit Purchaser to seek appropriate protective orders) or (ii) use any Confidential Information for its own account without the prior written consent of Purchaser. Absent Purchaser’s prior written agreement to the contrary, Seller shall deliver, or shall cause to be delivered to Purchaser, at any time Purchaser may reasonably request, all memoranda, notes, plans, records, reports, computer tapes and software, and other documents and data (and copies thereof) relating to the Confidential Information, and all of the work product that it or any of its Affiliates, employees, consultants, representatives or agents may then possess or have under its control. Notwithstanding the foregoing, Seller shall be permitted to disclose Confidential Information to its counsel, accountants and other financial advisers as necessary to prepare Tax returns or claim Tax refunds on behalf of Seller or to defend claims, litigation or other actions brought by or against Seller.

(c)          Seller acknowledges that the restrictions contained in this Section 8.6 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 8.6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 8.6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(d)          Seller acknowledges that a breach or threatened breach of this Section 8.6 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

8.7          Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 10 hereof.

8.8           Public Announcements. Unless otherwise required by applicable Law or NASDAQ (based upon the reasonable advice of counsel), no party to this Agreement shall, prior to Closing, make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

8.9           Transition Services. For the period commencing as of the Closing Date and ending September 30, 2019 (the “Transition Period”), Seller agrees to timely provide the following transition services (the “Transition Services“) to Purchaser: (a) continued operation of, and a license to use and access, Seller’s storage facility located at 250 Williams Street NE, Atlanta, Georgia 30303 (the “Data Center”), including the equipment, Software and servers currently used in the operation of the Business, and (b) such other services that may be reasonably requested in good faith by Purchaser in order to ensure the orderly transition of the Business to Purchaser. Purchaser agrees that the Transition Services shall be provided in good faith and in a manner generally consistent with the provision of such services prior to the Closing Date and with the same standard of care as prior to the Closing Date. Purchaser shall pay Seller a monthly fee of $15,000.00 for providing the Transition Services to Purchaser, and shall reimburse Seller for any reasonable and documented out-of-pocket expenses incurred by Seller at the request of Purchaser directly in connection with the provision of the Transition Services (which, for the avoidance of doubt, shall not include any rent, utilities or similar expenses relating to the leasing, ownership or operation of the Data Center, reimbursement for which is included in the monthly Transition Services fee). Seller shall invoice Purchaser monthly for the Transition Services provided during the prior month ended, which invoice shall be payable by Purchaser within thirty (30) days of the date thereof. By notice given no later than 15 days prior to the expiration of the Transition Period, Purchaser may elect to extend the term of the Transition Period with respect to the Transition Services on a monthly basis for a period not to exceed an additional twelve months, provided that the monthly fee payable by Purchaser for the Transition Services shall increase to $30,000.00 during this extended period.

8.10        Employees.

(a)           Effective as of the Effective Time, Purchaser shall offer employment to each individual employed by Seller as of the Effective Time in connection with the Business and listed on Schedule 8.10. Effective immediately before the Effective Time, all such individuals shall either resign from their employment or Seller shall terminate their employment and, to the extent required, shall be responsible for any severance or other employment termination obligations relating thereto, including providing and administering all required notices and benefits under COBRA with respect to such individuals and their dependents required by the termination of their employment with Seller. Seller will not take any action which would reasonably be expected to impede, hinder, interfere or otherwise compete with Purchaser’s effort to hire any such employee, and shall be solely responsible for any notices required to be given under, and to otherwise comply with, the WARN Act with respect to the transactions contemplated by this Agreement. Such employees of Seller who accept such offers and commence employment with Purchaser are referred to herein as the “Transferred Employees;” provided, however, that Purchaser shall not assume responsibility for any such employee until such employee commences employment with Purchaser or its designee. Unless otherwise specifically agreed to by Purchaser, all such offers shall be on an “at will” basis, and shall be conditioned upon the execution by the employee of Purchaser's standard form of confidentiality and invention agreements. Nothing in this Agreement will be deemed to prevent or restrict in any way the right of Purchaser to terminate, reassign, promote or demote any of such employees or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees (subject to any written commitments to the contrary made by Purchaser pursuant to a Contract with such employee and any applicable Laws).

(b)          Seller shall, subject to applicable law, provide Purchaser all information relating to each Transferred Employee as Purchaser may reasonably require in connection with its employment of such persons, including initial employment date, termination dates, reemployment dates, hours of service, compensation and tax withholding history in a form that will be usable by Purchaser and such information shall be true and correct in all material respects.

(c)           No Employee Plan will be transferred to Purchaser. Purchaser shall be responsible for adopting, sponsoring and maintaining its own employee benefit plans to provide employee benefits to Transferred Employees and their dependents as of the Effective Time.

(d)          Nothing in this Section 8.10, express or implied, shall confer upon any Transferred Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.

8.11        Efforts to Close. Each party shall use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby (including using all reasonable efforts to cause the conditions set forth in Article 10 for which it is responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto reasonably requests).

8.12        Conduct of Business. During the period from the date of this Agreement to the Closing, Seller shall: conduct the Business operations only in the ordinary course of business, except as expressly contemplated by this Agreement; use commercially reasonable efforts to maintain and preserve the business organization of the Business and its material rights with respect to the Business, retain the services of its employees, contractors, representatives and any other personnel engaged in the Business, maintain relationships with clients and suppliers of the Business and other relationships material to the Business, and maintain all of its operating assets used in the Business in their current condition (normal wear and tear excepted), for the purpose of maintaining, and avoiding any material impairment of, the goodwill and ongoing business of the Business. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, Seller shall not, without the prior written consent of Purchaser, take any action that would cause any of the changes, events or conditions described in Section 6.9 to occur (which consent shall not be unreasonably withheld or delayed).

8.13        Notice of Events. Prior to the Closing, Seller agrees to promptly notify Purchaser of any event, circumstance or other instance that: (a) results or may reasonably be expected to result in a breach of any of the representations or warranties of Seller in Article 6 hereof or (b) which causes or is reasonably likely to cause the failure of any of the conditions set forth in Section 10.1 or Section 10.3 of this Agreement.

8.14        Acquisition Proposals. From the earlier of the Closing Date or the date of termination of this Agreement in accordance with Article 11, Seller shall not, directly or indirectly, through any Affiliate or representative or otherwise, except in furtherance of the transactions contemplated by this Agreement (a) solicit, initiate or encourage (including by way of furnishing material non-public information) submission of any proposals or offers, or any action likely to lead to the submission of such a proposal or offer, from any Person relating to the acquisition by any Person (other than Purchaser) of any substantial portion of the Business (including the Purchased Assets) (collectively, an “Acquisition Proposal”); (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any Person other than Purchaser any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage any Acquisition Proposal by any Person; or (c) enter into any Contract with respect to any Acquisition Proposal. Seller immediately shall cease and cause to be terminated any existing discussions, conversations, negotiations and other communications with any Person other than Purchaser with respect to an Acquisition Proposal. Seller shall notify Purchaser promptly if any such Acquisition Proposal, or any inquiry or other contact with any Person with respect to an Acquisition Proposal, is made and will, in any notice to Purchaser, indicate the identity of the Person making the Acquisition Proposal, inquiry or contact and the terms and conditions of such Acquisition Proposal, inquiry or other contact (including a copy of any written or electronic mail transmissions received).

8.15        Inspection and Access to Information Prior to Closing. From the date of this Agreement to the Closing Date, Seller shall (a) provide Purchaser and its designees with such information (including financial, operation and other data and information) as Purchaser may from time to time reasonably request with respect to the operations of the Business, the Purchased Assets and the Assumed Liabilities and the transactions contemplated by this Agreement; (b) provide Purchaser and its designees, officers, counsel, accountants, actuaries, and other authorized representatives access during regular business hours and upon reasonable notice to the books, records, offices, personnel, counsel and accountants of the Business as Purchaser or their designees may from time to time reasonably request; and (c) permit Purchaser and its designees to make such inspections of the foregoing as Purchaser may reasonably request. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

8.16       Stockholders Meeting; Preparation of Proxy Materials.

(a)               Parent shall take all action necessary to duly call, give notice of, convene, and hold the Special Meeting as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, Parent shall mail the Proxy Statement to its stockholders in advance of such meeting. Except to the extent prohibited by applicable Law, the Proxy Statement shall include a recommendation by the board of directors of Parent recommending that the stockholders of Parent vote to approve this Agreement and the transactions contemplated hereby in accordance with applicable Law and Parent’s Certificate of Incorporation and Bylaws. Subject to applicable Law, Parent shall use reasonable best efforts to: (i) solicit from the stockholders of Parent proxies in favor of the approval of this Agreement and the transactions contemplated hereby; and (ii) take all other actions necessary or advisable to secure the vote or consent of the stockholders of Parent in accordance with applicable Law to obtain such approval. Parent shall not submit any other proposals for approval at the Special Meeting without the prior written consent of Purchaser. Parent shall keep Purchaser updated with respect to proxy solicitation results as reasonably requested by Purchaser. Once the Special Meeting has been called and noticed, Parent shall not postpone or adjourn the Special Meeting without the consent of Purchaser (other than: (A) in order to obtain a quorum of its stockholders; or (B) to allow reasonable additional time after the filing and mailing of any supplemental or amended disclosures to the Proxy Statement for compliance with applicable Law).

(b)               In connection with the Special Meeting, as soon as reasonably practicable following the date of this Agreement Parent shall prepare and file the Proxy Statement with the SEC. Purchaser and Parent will cooperate and consult with each other in the preparation of the Proxy Statement. Parent shall not file the Proxy Statement, or any amendment or supplement thereto, without providing Purchaser a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by Purchaser). Parent shall use its reasonable best efforts to cause the Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the stockholders of Parent and at the time of the Special Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Parent shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Parent's stockholders as promptly as reasonably practicable following filing with the SEC. Parent shall as soon as reasonably practicable: (i) notify Purchaser of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information; and (ii) provide Purchaser with copies of all written correspondence between Parent and its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

8.17       Platform Upgrades. Schedule 8.17 identifies those customers of the Business that are provided hosted services by Seller and the operating systems that such customers are currently using which are unsupported or under “end of support” notices from the manufacturer (the “Unsupported Customers”). Schedule 8.17 indicates those Unsupported Customers for which Seller agrees to use commercially reasonable efforts to purchase and install, or cause such customers to purchase and install, as applicable, all security and other upgrades with respect to the operating systems identified on Schedule 8.17 (collectively, the “Platform Upgrades”) and those Unsupported Customers for which Seller does not intend to perform Platform Upgrades.

Article 9: REMEDIES

9.1         General Indemnification Obligation.

(a)               From and after the Closing and subject to the applicable limitations contained in this Article 9, Seller shall indemnify and hold harmless Purchaser and its respective officers, directors, employees, agents, shareholders and Affiliates (collectively, the “Purchaser Indemnitees”) from and against any and all Losses incurred by any of such Persons based upon, arising out of or otherwise in respect of (i) any inaccuracies in or any breach of any representation or warranty contained in Article 6 of this Agreement, (ii) any breach of any covenant or agreement of Seller contained in this Agreement, (iii) any Retained Liability, (iv) any breach or inaccuracy in the Collected Invoice Amount Certificate, (v) the use by any Unsupported Customer of an operating system for which a Platform Upgrade has not been properly completed as of the Closing, or (vi) (A) any act or omission of Seller which results in a breach of data security or loss of data of a customer of the Business whose data is stored at the Data Center, or (B) any claim by any such customer alleging the failure to comply with a performance standard, where such failure to comply is caused by failure in, or malfunction of, the operations of the Data Center; provided such failure or malfunction did not arise as a result of any action or any inaction of an employee of Purchaser.

(b)               From and after the Closing and subject to the applicable limitations contained in this Article 9, Purchaser shall indemnify and hold harmless Seller and its officers, directors, employees, agents, shareholders and Affiliates from and against any and all Losses incurred by any of such Persons based upon, arising out of or otherwise in respect of (i) any inaccuracies in or any breach of any representation or warranty contained in Article 7 of this Agreement, (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement, or (iii) any Assumed Liability.

9.2         Indemnity Procedures.

(a)               Notice of Asserted Liability. As soon as is reasonably practicable after Seller, on the one hand, or Purchaser, on the other hand, becomes aware of any claim that it has under Section 9.1 that may result in a Loss (a “Liability Claim”), such party (the “Indemnified Party”) shall give written notice thereof (a “Claims Notice”) to the other party (the “Indemnifying Party”). A Claims Notice must describe the Liability Claim in reasonable detail, and indicate the amount (reasonably estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 9.2(a) will adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party except to the extent that such delay or failure has actually prejudiced the Indemnifying Party.

(b)               Direct Claim. Upon receipt of a Claims Notice relating to a Liability Claim which does not result from a third party claim (a “Direct Claim”), the Indemnified Party shall allow the Indemnifying Party and its professional advisors thirty (30) days to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. Thereafter, the Indemnified Party and the Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) business days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

(c)               Third-Party Claims. Upon receipt of a Claims Notice relating to a third party claim, the Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within 30 days of receipt of such Claims Notice, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that (i) the defense of such Liability Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a Material Adverse Effect (in the case of a Seller Indemnified Party) or a material adverse effect (in the case of a Purchaser Indemnified Party), as applicable, on such Indemnified Party with any Taxing authority; (ii) the Liability Claim solely seeks (and continues to seek) monetary damages and not injunctive or other relief, (iii) the Liability Claim does not include criminal charges; (iv) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Liability Claim in accordance with the limits set forth in this Agreement; and (v) the Indemnifying Party shall not send any written correspondence or otherwise communicate with any Taxing authority relating to any matter affecting the Indemnified Party without the prior written consent of the Indemnified Party (the conditions set forth in clauses (i) through (v) are collectively referred to as the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 9.2(c), the Indemnified Party may defend and settle the Liability Claim without the written consent of the Indemnifying Party, so long as such settlement does not impose equitable relief upon a Seller Indemnified Party. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 9.2(c), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (x) any of the Litigation Conditions cease to be met or (y) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection therewith. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 9.2(c), the Indemnified Party shall have the right to participate in (but not control), at its own expense, the defense of such Liability Claim. The Indemnifying Party, if it has assumed the defense of any Liability Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim which (A) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete and unconditional release from all liability in respect of such Liability Claim, or (B) grants any relief (e.g., injunctive or equitable relief) other than the payment of money damages. Similarly, the Indemnified Party shall not consent to a settlement of, or the entry of any judgment arising from, any Liability Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed); provided, however, that the Indemnified Party shall not be required to request the consent of the Indemnifying Party with respect to any Liability Claim for which the Indemnifying Party has not assumed the defense due to its failure to timely comply with the Litigation Condition under subparagraph (iv) above.

9.3         Survivability; Deductible; Escrow.

(a)               The indemnification obligations of the respective parties pursuant to Section 9.1(a)(i) and (vi) and Section 9.1(b)(i) of this Article 9 will terminate on the date that is fifteen (15) months after the date of this Agreement (the “Termination Date”); provided, however, that (i) the indemnification obligations related to a breach of or inaccuracy in the Fundamental Representations shall not terminate and (ii) with respect to any Liability Claim that is asserted or made in a Claims Notice delivered prior to the Termination Date, all indemnification obligations in respect of such claim shall continue until the final disposition of such claim and shall not terminate until satisfied.

(b)               Except for the Fundamental Representations, for which the following limitations will not apply: (i) Seller will not have any liability pursuant to Section 9.1(a)(i) until the aggregate amount of all Losses sustained by Purchaser exceeds $50,000.00, at which time Seller will be liable for the full amount of all such Losses without regard to such amount; and (ii) Seller’s aggregate liability pursuant to (x) Section 9.1(a)(i) shall not exceed the funds in the Indemnity Escrow Account, (y) Section 9.1(a)(vi)(A) shall not exceed $5,000,000, and (z) Section 9.1(a)(vi)(B) shall not exceed $2,000,000. With respect to Fundamental Representations, Seller’s aggregate liability for Losses pursuant to Section 9.1(a)(i) shall not exceed the Purchase Price.

(c)               The sole and exclusive source for recovery of the Purchaser Indemnitees with respect to any indemnification obligations under Section 9.1(a)(i) (except with respect to the Fundamental Representations) shall be the Indemnity Escrow Account. With respect to the Fundamental Representations, the obligations of Seller to the Purchaser Indemnitees will first be satisfied from the Indemnity Escrow Account and thereafter Seller will be liable to the Purchaser Indemnitees for Losses arising out of a breach of the Fundamental Representations up to the respective maximum aggregate amounts referenced in the last sentence of Section 9.3(b). Within five business days after the Termination Date, any remaining funds in the Indemnity Escrow Account shall be released to Seller; provided, however, that in the event that a Claims Notice is pending on the Termination Date, on the Termination Date, an amount equal to the balance of any remaining funds in the Indemnity Escrow Account less the amount of Losses specified or estimated with reasonable certainty in any Claims Notice that is pending as of the Termination Date shall be released to Seller, and, upon resolution and payment of the Liability Claim related to the pending Claims Notice (by agreement or adjudication), an amount equal to the funds retained in the Indemnity Escrow Account with respect to such Claim, less the Losses agreed or adjudged to be due therefrom to the Purchaser Indemnitees shall be released to Seller.

(d)               Any indemnification payments made by and Indemnifying Party pursuant to this Agreement shall be treated for all relevant Tax purposes as an adjustment to the Purchase Price.

(e)               No Losses may be claimed under Section 9.1 by any Indemnifying Party to the extent such Losses are included in the calculation of any adjustment to the Purchase Price pursuant to Section 4.2.

(f)               The Indemnified Party shall take, and cause its Affiliates to take, reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

9.4         Specific Performance. Each party’s obligations under this Agreement are unique. If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-breaching party, in addition to any other available rights or remedies, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.

9.5         Exclusive Remedy. Except in the case of actual fraud or intentional misrepresentation, the rights of specific performance and indemnification under this Article 9 shall be the sole and exclusive remedy available for any Losses incurred by either Party or their respective Indemnified Parties as a result of any breach of the representations, warranties, covenants and agreements contained in this Agreement.

9.6         Materiality Qualifiers. For purposes of this Article 9, any inaccuracy in or breach of any representation or warranty contained in this Agreement shall be determined without regard to the terms “material”, “materially”, “Material Adverse Effect”, “material adverse effect” or other similar qualifications as to materiality (including specific monetary thresholds) (other than any instances in which such qualifications or monetary thresholds qualify any list (rather than disclosing exceptions to the relevant representations) to be set forth on the Disclosure Schedule) (“Materiality Qualifiers”) contained or incorporated in any such representation or warranty.

Article 10: CONDITIONS TO CLOSING

10.1       Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)               No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)               The Escrow Agreement shall have been executed and delivered to Purchaser and Seller by the Escrow Agent.

(c)               The stockholders of Parent shall have approved this Agreement and the transactions contemplated hereby at a special meeting (the “Special Meeting”) in accordance with applicable Law and Parent’s Certificate of Incorporation and Bylaws (the “Shareholder Approval”).

10.2       Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:

(a)               (i) The Fundamental Representations of Seller shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those Fundamental Representations that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date); and (ii) all other representations and warranties of Seller contained in Article 6 (without giving effect to any Materiality Qualifiers therein) shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b)               Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)               Seller shall have delivered to Purchaser duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 5.2(a).

(d)               Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 10.2(a) and Section 10.2(b) have been satisfied (the “Seller Closing Certificate”).

(e)               Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f)                Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g)               Purchaser shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

(h)               The consents and approvals listed on Schedule 8.1 shall have been obtained and remain in full force and effect.

(i)                Since the date of this Agreement, there shall not have occurred, and be continuing as of the Closing Date, a Material Adverse Effect.

(j)                Not later than three Business Days prior to the Closing Date, Seller shall have received and provided Purchaser with a letter or other document, in form and substance reasonably satisfactory to Purchaser, signed by each Person holding a Lien secured by any of the Purchased Assets, including any Liens set forth on Schedule 6.5 of the Disclosure Schedule, releasing all such Liens effective upon the Closing and authorizing Purchaser to file (A) terminations of any financing statements evidencing such Liens and (B) any other document or filings necessary to evidence termination of such Liens (in each case the form of which shall be included with such letter or other document) upon the consummation of the Closing.

10.3       Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)               (i) The Fundamental Representations of Purchaser shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those Fundamental Representations that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date); and (ii) all other representations and warranties of Purchaser contained in Article 7 shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b)               Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)               Purchaser shall have delivered to Seller the Purchase Price, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 5.2(b).

(d)               Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in Section 10.3(a) and Section 10.3(b) have been satisfied (the “Purchaser Closing Certificate”).

(e)               Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

10.4       Frustration of Closing Conditions. Neither (i) Seller, with respect to Section 10.1 and Section 10.3, as applicable or (ii) Purchaser, with respect to Section 10.1 and Section 10.2, as applicable, may rely on the failure of any such condition, as the case may be, to be satisfied, if such failure was caused by, or directly resulted from, such party’s failure to comply with any provision of this Agreement.

Article 11: TERMINATION

11.1       Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               by the mutual written consent of Seller and Purchaser;

(b)               by Purchaser by written notice to Seller if:

  (i)          Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 10 and such breach, inaccuracy or failure cannot be cured by Seller by March 31, 2020 (the “Drop Dead Date”);

  (ii)          any of the conditions set forth in Section 10.1 or Section 10.2 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

  (iii)         If the Special Meeting is not convened prior to the Drop Dead Date or if the Special Meeting is duly convened and the Shareholder Approval is not obtained by reason of the failure to obtain the vote in accordance with applicable Law upon a final vote taken at the Special Meeting (or at any adjournment or postponement thereof at which such vote was taken); or

(c)               by Seller by written notice to Purchaser if:

  (i)           Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 10 and such breach, inaccuracy or failure cannot be cured by Purchaser by the Drop Dead Date; or

  (ii)          any of the conditions set forth in Section 10.1 or Section 10.3 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)               by Purchaser or Seller in the event that:

  (i)           there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

  (ii)          any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

11.2       Effect of Termination. In the event of the termination of this Agreement in accordance with this Article 11, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except that nothing herein shall relieve any party hereto from liability for fraud or any intentional breach of any provision hereof; provided, that if this Agreement is terminated by Purchaser pursuant to Section 11.1(b)(iii) then Seller shall reimburse Purchaser for all costs and expenses of Purchaser and its Affiliates incurred in connection with the negotiation, execution and delivery of and performance under the Transaction Documents and the transactions contemplated thereby, up to a maximum amount of $75,000.00. Such reimbursement shall be made by wire transfer of same day funds as promptly as reasonably practicable after (and, in any event, within three (3) business days after) the date of termination and the date Seller receives from Purchaser a notice of the amount of such costs and expenses with reasonable supporting detail.

Article 12: MISCELLANEOUS

12.1       Expenses. Each of the parties hereto must bear its respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

12.2       No Assignment. The rights and obligations of any party hereunder may not be assigned without the prior written consent of the other party hereto. Notwithstanding the previous sentence, Purchaser may without the consent of Seller assign its rights under this Agreement to any lender or Affiliate of Purchaser or to any purchaser of all or substantially all of the business of Purchaser, whether by stock or asset sale, merger or other similar transaction.

12.3       Headings. The headings contained in this Agreement are included for purposes of convenience only and do not affect the meaning or interpretation of this Agreement.

12.4       Integration, Modification and Waiver. This Agreement, together with the Exhibits, Schedules and certificates or other instruments delivered hereunder, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior understandings of the parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver and no failure or delay in exercising any right under this Agreement will operate as a waiver of such right. No waiver will be binding unless executed in writing by the party making the waiver.

12.5       Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, provincial, local, municipal or foreign statute or Law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means “including without limitation”. Any reference to the singular in this Agreement also includes the plural and vice versa.

12.6       Severability. If any provision of this Agreement or the application of any provision hereof to any party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

12.7       Notices. All notices and other communications required or permitted hereunder must be in writing and will be deemed to have been duly given: (a) when delivered in person; (b) when sent by email without receipt of an automated notice of failure of transmission; or (c) one business day after having been dispatched by an internationally recognized overnight courier service; in each case, addressed or sent to the appropriate party at the address, or email specified below.

If to Seller:

Streamline Health Solutions, Inc.

1175 Peachtree St. NE

10th Floor

Atlanta, Georgia 30361

Attention: Thomas Gibson

Email: thomas.gibson@strealinehealth.net

with a copy to:

Troutman Sanders LLP

600 Peachtree St. NE

Suite 3000

Atlanta, Georgia 30308

Attention: David W. Ghegan

Email: david.ghegan@troutman.com

If to Purchaser:

Hyland Software Inc.

28500 Clemens Road
Westlake, Ohio 44145

Attention: D. Timothy Pembridge

Email: tim.pembridge@onbase.com

with a copy to:

Baker & Hostetler LLP

Key Tower

127 Public Square, Suite 2000

Cleveland, OH 44114-1214

Attn: Matthew D. Graban

Fax: (216) 696-0740

Email: mgraban@bakerlaw.com

Any party hereto may change its address or facsimile number for the purposes of this Section 12.7 by giving notice as provided herein.

12.8       Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the state of Delaware without regard to principles of conflicts of law.

12.9       Counterparts. This Agreement may be executed in two or more counterparts, including counterparts by facsimile or other electronic means, each of which will be deemed an original, but all of which together constitute one and the same instrument.

12.10     No Third-Party Beneficiaries. Except as provided in Article 9, this Agreement will be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

STREAMLINE HEALTH SOLUTIONS, INC.

By:	/s/ Wyche T. “Tee” Green, III
Name: Wyche T. “Tee” Green, III
Title: President & Chief Executive Officer

STREAMLINE HEALTH, INC.

By:	/s/ Wyche T. “Tee” Green, III
Name: Wyche T. “Tee” Green, III
Title: President & Chief Executive Officer

HYLAND SOFTWARE, INC.

By:	/s/ Chris Hyland
Name: Chris Hyland
Title: Chief Financial Officer

SCHEDULE A

DEFINED TERMS

“Accounts Receivable” has the meaning set forth in Section 2.1(a).

“Acquisition Proposal” has the meaning set forth in Section 8.14.

“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person, and for the purpose of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or otherwise. Notwithstanding anything to the contrary, in the case of Seller, the term “Affiliate” shall also include each individual that is the beneficial owner of 10% or more of Seller’s shares of common stock.

“Agreement” has the meaning set forth in the preamble.

“Assigned Contracts” has the meaning set forth in Section 2.1(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section 5.2(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 3.1.

“Bill of Sale” has the meaning set forth in Section 5.2(a)(i).

“Business” has the meaning set forth in the Recital (A).

“Business Employee(s)” has the meaning set forth in Section 6.10(a).

“Claims Notice” has the meaning set forth in Section 9.2(a).

“Closing” has the meaning set forth in Article 5.

“Closing Date” has the meaning set forth in Article 5.

“Closing Payment” has the meaning set forth in Article 4.

“Collected Invoice Amount” has the meaning set forth in Section 4.2(a)(i).

“Collected Invoice Amount Certificate” has the meaning set forth in Section 4.2(a)(i).

“Confidential Information” has the meaning set forth in Section 8.6(b).

“Consent” has the meaning set forth in Section 6.4.

“Contracts” means all contracts, subcontracts, licenses, agreements, options, leases, commitments, orders, instruments, warranties, guarantees, bids, sale or purchase orders, proposals and understandings, whether written or oral, including any amendments, modifications, and supplements thereto.

“Copyrights” means all copyrights, either in published or unpublished works, mask work rights, registrations and applications for registration for any of the foregoing and any renewals or extensions thereof, and all works of authorship, whether or not subject to a copyright registration or application therefor, whether United States or foreign.

“Data Center” has the meaning set forth in Section 8.9.

“Direct Claim” has the meaning set forth in Section 9.2(b).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Drop Dead Date” has the meaning set forth in Section 11.1(b)(i).

“Employee Plan” or “Employee Plans” means (i) all current or former “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder, and (ii) all other current or former employee benefit plans, policies, agreements or arrangements providing compensation or benefits of any kind, including all compensation, employment, bonus or other incentive compensation, option, share purchase, restricted share, or other equity or equity-based compensation, deferred compensation, vacation or paid leave, fringe benefit, loans, salary continuation, group health or individual health, dental, medical, disability, or life insurance, survivor benefits, dependent care, educational assistance plans, retiree medical or life insurance, supplemental retirement, pension, severance, retention, change in control, collective bargaining, consulting, termination or other benefit plan, policy, program, agreement, contract or arrangement, in each case covering or providing compensation or benefits with respect to which Seller or any of its ERISA Affiliates has or could have any obligation or present or future liability (contingent or otherwise) or which are or were maintained, contributed to or sponsored by Seller or any of its ERISA Affiliates for the benefit of any current or former employee, officer, director or other service provider of Seller.

“End Users” has the meaning set forth in Section 6.14.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with Seller and that, together with Seller, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended.

“Effective Time” has the meaning set forth in Section 5.1.

“Escrow Agent” has the meaning set forth in Section 4.1.

“Escrow Agreement” has the meaning set forth in Section 5.2(a)(iii).

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“Financial Information” means the unaudited financial statements consisting of the balance sheet of the Business as at October 31, 2019 and the related statement of income for the twelve-month period then ended.

“FIRPTA Certificate” has the meaning set forth in Section 10.2(g).

“Fundamental Representations” means (a) the representations and warranties of Seller set forth in Section 6.2 (Validity and Enforceability), the second sentence of Section 6.5 (Title to Purchased Assets), the second sentence of Section 6.12(a) (Title to Purchased Intellectual Property), the second sentence of Section 6.13(b) (collectability of certain Accounts Receivable), the last sentence of Section 6.14 (customer credits) and the last sentence of Section 6.16 (customers subject to upgrades), and (b) the representations and warranties of Purchaser set forth in Section 7.1 (Organization), Section 7.2 (Power) and Section 7.3 (Validity and Enforceability).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal, state, local or foreign court or arbitrator.

“Indebtedness” of any Person means, without duplication, (i) all liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by notes, debentures, bonds or similar instruments, (ii) all liabilities for the principal amount of the deferred and unpaid purchase price of equipment that have been delivered; (iii) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases, (iv) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured, and (v) all liabilities as guarantor of obligations of any other Person of a type described in clauses (i), (ii), (iii) or (iv) above, to the extent of the obligation guaranteed.

“Indemnified Party” has the meaning set forth in Section 9.2(a).

“Indemnifying Party” has the meaning set forth in Section 9.2(a).

“Indemnity Escrow Account” means an account established with the Escrow Agent pursuant to the Escrow Agreement into which the Indemnity Escrow Amount is deposited.

“Indemnity Escrow Amount” means $800,000.00.

“Intellectual Property” means: (i) Copyrights, Domain Names, Patents, Trademarks, Trade Secrets, Software and the goodwill associated with any of the foregoing; and (ii) all knowledge and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of the Products.

“IP Assignment ” has the meaning set forth in Section 5.2(a)(iii).

“IT Systems” has the meaning set forth in Section 6.17(b).

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of Thomas Gibson and Ben Stilwill after reasonable due inquiry by each of them of the books and records of Seller and the personnel of Seller relating to the Business who are responsible for the matter in question.

“Law” means any and all applicable federal, state, local or foreign laws, statutes, codes, ordinances, decrees, rules, regulations, constitutions, common law, judgments, orders, decisions, ruling or awards, policies or guidelines of any Governmental Authority, including to those relating to privacy, Personal Information, or the regulation, provision or administration of or billing or payment for, healthcare products or services.

“Liability Claim” has the meaning set forth in Section 9.2(a).

“Lien” means any interest or equitable interest of any Person, including any mortgage, hypothecation, deed of trust, right of others, right of first refusal, option, lien (statutory or other), pledge, encumbrance, security interest, claim, charge, or other restriction.

“Litigation Conditions” has the meaning set forth in Section 9.2(c).

“Losses” (and, individually a ”Loss”) means any and all losses, damages, injuries, claims, liabilities, obligations, deficiencies, demands, amounts paid in settlement, awards, judgments, fines, interest, penalties, assessments, Taxes, fees (including reasonable attorneys’ and other professionals’ fees and expenses), charges, awards, costs (including court costs and reasonable costs of investigation and defense), amounts due and expenses of any type, nature or description, including any of the same that are incurred by a Party in asserting, preserving or enforcing any of its rights and remedies under this Agreement; provided that Losses will exclude any punitive or exemplary damages (other than any such damages payable to a third party).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the Business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any matter of which Purchaser is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Seller and the Business; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded.

“Materiality Qualifiers” has the meaning set forth in Section 9.6.

“Non-Owned Intellectual Property” has the meaning set forth in Section 6.12(d).

“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.

“Order” means any written order, judgment, injunction, award, decree, ruling, charge, award, assessment, direction, instruction, penalty, sanction or writ of any Governmental Authority or arbitrator.

“Ordinary Course of Business” means the ordinary course of business of Seller in the conduct of the Business, consistent with past custom and practice and taken in the ordinary course of the normal day-to-day operations of Seller.

“Outstanding Invoices” has the meaning set forth in Section 4.2.

“Owned Intellectual Property” means all Intellectual Property used by Seller in connection with the Business and not licensed by Seller from another Person.

“Parent” has the meaning set forth in the preamble.

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention, ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisional, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing, and all inventions and discoveries, whether or not patentable or, whether or not the subject of a patent or application therefor.

“Payoff Letters” has the meaning set forth in Section 10.2(j).

“Payroll Amounts” means payroll, commission or bonus amounts that, as the case may be, are earned as of the Closing (e.g., the payment or objective upon which such payment is based has been achieved or received by Seller) or have been or should have been accrued for or are payable to the employees of Seller as of the Closing, including the employer portion of any payroll, social security, unemployment or other similar Taxes related thereto.

“Permitted Liens” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business; and (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust, or other entity.

“Personal Information” means any information in any form or format that identifies or could reasonably be used to identify an individual (including to protected health information and all financial, billing and medical information).

“Platform Upgrades” has the meaning set forth in Section 8.17.

“Prepayments” has the meaning set forth in Section 4.1.

“Privacy Commitments” has the meaning set forth in Section 6.17(a).

“Proceeding” has the meaning set forth in Section 6.7.

“Products” means all software products developed, licensed, delivered or implemented, and all services performed or offered, by Seller with respect to the Business.

“Pro-Rata Contract Amount” has the meaning set forth in Section 4.1.

“Proxy Statement” has the meaning set forth in Section 6.18.

“Purchase Price” has the meaning set forth in Article 4.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Intellectual Property” has the meaning set forth in Section 2.1(e).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Closing Certificate” has the meaning set forth in Section 10.3(d).

“Purchaser Indemnitees” has the meaning set forth in Section 9.1(a).

“Purchaser’s Share of Collected Invoice Amounts” has the meaning set forth in Section 4.2(a)(i).

“Required Consent” has the meaning set forth in Section 8.1.

“Resellers” has the meaning set forth in Section 6.14.

“Restricted Business” has the meaning set forth in Section 8.6(a).

“Restrictive Period” has the meaning set forth in Section 8.6(a).

“Retained Assets” has the meaning set forth in Section 2.2.

“Retained Liabilities” has the meaning set forth in Section 3.2.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 10.2(d).

“Selling Expenses” means all unpaid costs, fees, and expenses incurred by Seller relating to the process of selling the Business, whether incurred in connection with this Agreement or otherwise, including all legal, accounting, tax, business valuation and investment banking or broker fees and expenses.

“Shared Contract” means each of the Assigned Contracts designated with an asterisk on Schedule 2.1(b), which relate in part, but not exclusively, to the Business.

“Shareholder Approval” has meaning set forth in Section 10.1(c).

“Software” means computer software and code, including assemblers, applets, compilers, Source Code, Object Code, development tools, design tools, user interfaces and data, in any form or format, however fixed, including firmware.

“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.

“Special Meeting” has meaning set forth in Section 10.1(c).

“Taxes” means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or taxing authority, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other entity, (c) any liability for the payment of any amounts as a result of being a party to any Tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other person or entity and (d) any liability for the payment of any of the foregoing types as a successor or transferee.

“Termination Date” has the meaning set forth in Section 9.3(a).

“Third Party Software Components” means Software or any components thereof owned by a third party and distributed or made available as software as a service by Seller.

“Trademarks” means trademarks, service marks, corporate names, fictional business names, trade names, commercial names, certification marks, collective marks, and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services whether registered or unregistered; and registrations, renewals, applications for registration, equivalents and counterparts of the foregoing whether United States or foreign.

“Trade Secrets” means anything that would constitute a “trade secret” under applicable law.

“Transaction Documents” means this Agreement, the Escrow Agreement, Bill of Sale, the Assignment and Assumption Agreement, the IP Assignment and the other agreements, instruments and documents required to be delivered at the Closing.

“Transferred Employees” has the meaning set forth in Section 8.10(a).

“Transition Period” has the meaning set forth in Section 8.9.

“Transition Services” has the meaning set forth in Section 8.9.

“Unsupported Customer” has the meaning set forth in Section 8.17.

“WARN Act” has the meaning set forth in Section 6.10(d).

“Work-In-Process” means services and development obligations to customers, whether written or verbal, currently in progress or work remaining to be performed including, for example, services remaining to be performed under outstanding statements of work and custom software development obligations, but excluding day-to-day services that a software company would typically provide in the Ordinary Course of Business.